Byrna Technologies, Inc. 8-K

Exhibit 10.1

FIRST OMNIBUS LOAN MODIFICATION AGREEMENT

This FIRST OMNIBUS LOAN MODIFICATION AGREEMENT (this “Agreement”) is dated and made effective as of the 6th day of July, 2021 (the “Effective Date”), by and between BYRNA TECHNOLOGIES, INC., a Delaware corporation with its principal place of business located at 100 Burtt Road, Suite 115, Andover, Massachusetts 01810 (“Borrower”) and NEEDHAM BANK, a Massachusetts co-operative bank with its principal place of business located at 1063 Great Plain Avenue, Needham, Massachusetts 02492 (“Lender”).

RECITALS

WHEREAS, on January 19, 2021, Lender made available to Borrower the following credit facilities: (i) a certain revolving line of credit facility in the maximum principal amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Revolving Loan”) and (ii) a certain non-revolving equipment line of credit facility in the maximum principal amount of One Million Five Hundred Thousand 00/100 Dollars ($1,500,000.00) (the “Equipment Loan,” and together with the Revolving Loan sometimes collectively referred to herein as the “Loans” and each individually as the context may require, a “Loan”); and

WHEREAS, the Loans were made pursuant to, inter alia, that certain Commercial Loan and Security Agreement dated as of January 19, 2021 entered into by and between Borrower and Lender (the “Loan Agreement”) and that certain Secured Revolving Line of Credit Note dated as of January 19, 2021 in the principal face amount of $5,000,000.00 made and delivered by Borrower and payable to the order of Lender (the “Revolving Note”); and

WHEREAS, pursuant to the terms of the Loan Agreement, Borrower’s obligations and liabilities owing to Lender in connection with the Loans are secured by a first priority security interest granted by Borrower in favor of Lender with respect to all assets and properties of Borrower as more particularly evidenced and perfected by that certain UCC-1 financing statement previously filed with the Office of the Secretary of State for the State of Delaware on January 15, 2021 with an Initial Filing No. of 2021 0398330; and

WHEREAS, prior to the Effective Date hereof, the relationship between Lender and Borrower has been governed by and all proceeds of the Loans previously funded and advanced to Borrower by Lender prior to the Effective Date hereof have been made pursuant to the terms of the Loan Agreement, the Revolving Note and the other Loan Documents (as that term is defined in the Loan Agreement); and

WHEREAS, Borrower has recently informed Lender that Borrower has contracted with Raymond James Financial to serve as the underwriter in connection with Borrower’s proposed equity financing in an aggregate amount up to Fifty Million and 00/100 Dollars ($50,000,000.00) (the “Additional Equity Raise”); and

WHEREAS, Borrower anticipates completing the Additional Equity Raise within the next one hundred fifty (150) calendar days from the Effective Date of this Agreement (such 150-day period commencing on the Effective Date of this Agreement is referred to herein as the “Equity Financing Period”); and

WHEREAS, Borrower has requested and applied to Lender to (i) temporarily increase the maximum principal amount of the Revolving Loan from Five Million and 00/100 Dollars ($5,000,000.00) to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) for the duration of the Equity Financing Period to provide for the working capital needs of Borrower, and (ii) to forbear the application of the requirements and limitations of the Borrowing Base (as defined and more particularly described in the Loan Agreement) in connection with any advance under the Revolving Loan requested by Borrower during the duration of the Equity Financing Period (collectively, the “Modification”); and

WHEREAS, Lender has agreed to the Modification requested by Borrower, but only upon the terms and conditions contained in this Agreement; and

WHEREAS, in light of the foregoing, Borrower and Lender desire to enter into this Agreement in order to amend certain provisions of the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows intended to be effective as of the Effective Date (and not prior unless expressly reflected as being effective prior to such date):

1.                  Incorporation. The Recitals set forth at the beginning of this Agreement are hereby incorporated in and made a part of this Agreement by this reference. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.                  Acknowledgment of Outstanding Principal Balances. Borrower and Lender each agree that as of the Effective Date, the outstanding principal balance under each of the Loans is as follows:

(a)	Revolving Loan: $1,500,000.00; and
(b)	Equipment Loan: $0.00.

3.                  Conditions Precedent. The effectiveness of this Agreement and the Modification is subject to the full satisfaction of each of the following conditions:

(a)	No Event of Default under any of the Loan Documents shall have occurred; and

(b)               Borrower shall have taken, or caused to be taken, such other actions and executed and delivered such other documentation as may be reasonably requested by Lender or its legal counsel in order to give effect to this Agreement and the Modification and to perform, preserve and protect the continued priority and effectiveness of the Loan Documents, as hereby amended; and

(c)                Contemporaneously with the execution of this Agreement and consummation of the Modification, Lender shall be deemed to have earned a one-time non-refundable modification fee due and payable by Borrower to Lender in the amount of Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($18,750.00); provided, however, that one-half (50%) of the aforesaid modification fee (e.g., $9,375.00) shall be paid by Borrower to Lender contemporaneously with the execution of this Agreement and the consummation of the Modification and the remaining second half (or $9,375.00) of the aforesaid modification fee shall become automatically due and payable in full by Borrower to Lender if and when Borrower requests a first advance of the proceeds of the Temporary Increase (as defined below), and by its execution and delivery of this Agreement, Borrower acknowledges and agrees that such $9,375.00 remaining balance of the modification fee shall be paid to Lender out of the proceeds of such first advance of the Temporary Increase. As a point of further clarification to the foregoing, Lender and Borrower each acknowledge and agree that the second remaining half of the aforementioned $9,375.00 modification fee shall not be charged to Borrower or become due and payable from Borrower to Lender unless and until the aggregate outstanding principal balance of all advances made under the Revolving Loan exceeds Five Million and 00/100 Dollars ($5,000,000.00); and

(d)               Borrower shall have (i) filed with the Office of the Secretary of State for the State of Delaware and the Office of the Secretary of State for the Commonwealth of Massachusetts, as applicable, all outstanding and past due annual reports of Borrower which are required to be filed with each such Secretary of State office as of the Effective Date, and (ii) filed an amendment with the Office of the Secretary of State for the Commonwealth of Massachusetts pursuant to which Borrower’s principal office location shall be updated to reflect Borrower’s current principal office located at 100 Burtt Road, Suite 115, Andover, Massachusetts 01810; and

(e)                Borrower shall have paid in full all fees, costs, and expenses incurred by Lender in connection with the Modification as evidenced by this Agreement, including, without limitation, reasonable legal fees and expenses.

4.                  Temporary Amendments to the Revolving Note. Effective as of the Effective Date of this Agreement (and not prior), the Revolving Note is hereby temporarily (and not permanently) amended as follows:

(a)                For the duration of the Equity Financing Period only, the principal face amount of the Revolving Note is temporarily increased from Five Million and 00/100 Dollars ($5,000,000.00) to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00). Accordingly, for the duration of the Equity Financing Period only, all references contained in the Revolving Note to “Five Million and 00/100 Dollars ($5,000,000.00)” and/or “$5,000,000.00” are hereby replaced by “Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00)” and/or “$7,500,000.00”, respectively. Notwithstanding the foregoing, upon the expiration of the Equity Financing Period (e.g., as of 12:00 a.m. (EST) on December 6, 2021), the foregoing temporary amendments shall automatically terminate, the principal face amount of the Revolving Note shall be reduced back to Five Million and 00/100 Dollars ($5,000,000.00) and all original references contained in the Revolving Note to “Five Million and 00/100 Dollars ($5,000,000.00)” and/or “$5,000,000.00” shall be automatically re-instated and effective; and

(b)               All other terms and conditions of the Revolving Note not amended hereby remain in full force and effect.

5.                  Temporary Amendments to the Loan Agreement. Effective as of the Effective Date of this Agreement (and not prior), the Loan Agreement is hereby temporarily (and not permanently) amended as follows:

(a)                For the duration of the Equity Financing Period only, the term “Credit Limit” (as defined in Section 1.1.1(a) of the Loan Agreement) is temporarily increased from Five Million and 00/100 Dollars ($5,000,000.00) to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00); provided, however, that upon the expiration of the Equity Financing Period, the original definition of Credit Limit (e.g., Five Million and 00/100 Dollars ($5,000,000.00)) shall be automatically re-instated and effective. The foregoing $2,500,000.00 temporary increase of the Credit Limit for the duration of the Equity Financing Period is referred to in this Agreement as the “Temporary Increase”;

(b)                 For the duration of the Equity Financing Period only, the application of the requirements and limitations of the Borrowing Base (as that term is defined in Section 1.1.1(b) of the Loan Agreement) with respect to any request made by Borrower for an advance under the Revolving Loan shall be temporarily suspended for the term of the Equity Financing Period. Accordingly, for the duration of the Equity Financing Period only, so long as no Event of Default (as that term is defined in the Loan Agreement) then exists and is continuing, Borrower may request advances under the Revolving Loan, without application of the requirements and limitations of the Borrowing Base, up to a maximum aggregate outstanding principal balance of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00); provided, however, that except as expressly set forth in this Agreement, all other terms and conditions of the Loan Agreement concerning advances under the Revolving Loan shall remain in full force and effect during the Equity Financing Period. Notwithstanding the foregoing, the application of the requirements and limitations of the Borrowing Base with respect to any request for an advance under the Revolving Loan shall be automatically re-instated and effective upon the expiration of the Equity Financing Period (e.g., as of 12:00 a.m. (EST) on December 6, 2021) and each request for an advance under the Revolving Loan made by Borrower following the expiration of the Equity Financing Period shall be subject to the application of the requirements and limitations of the Borrowing Base; and

(c)                For the duration of the Equity Financing Period only, (i) Borrower shall not be required to furnish to Lender a Borrowing Base Certificate (as that term is defined in the Loan Agreement) in connection with any request made by Borrower for an advance under the Revolving Loan, and (ii) Borrower shall be temporarily relieved from the requirement to furnish to Lender bi-monthly Borrowing Base Certificates as more particularly set forth in Section 5.4.6 of the Loan Agreement; provided, however, that following the expiration of the Equity Financing Period, Borrower shall thereafter be required to furnish to Lender a Borrowing Base Certificate in connection with each request for an advance under the Revolving Loan and Borrower shall be required to comply with and satisfy the reporting requirements of Section 5.4.6 of the Loan Agreement; and

(d)               All other terms and conditions of the Loan Agreement not amended hereby remain in full force and effect.

6.                  Repayment of Outstanding Advances of Temporary Increase Proceeds. Notwithstanding anything to the contrary contained herein, if applicable, on or prior to the expiration of the Equity Financing Period (e.g., on or prior to 12:00 a.m. (EST) on December 6, 2021), Borrower is required to use the proceeds of the Additional Equity Raise to make one or more principal payment(s) under the Revolving Loan, in an aggregate amount sufficient such that after the application of such principal payment(s), the following conditions are satisfied: (i) the aggregate principal balance of all outstanding advances under the Revolving Loan as of the expiration of the Equity Financing Period is equal to, or less than, Five Million and 00/100 Dollars ($5,000,000.00), and (ii) the aggregate principal balance of all outstanding advances under the Revolving Loan as of the expiration of the Equity Financing Period is in compliance with all requirements and limitations of the Borrowing Base (which, as a point of clarification, may require that the aggregate principal balance of all outstanding advances under the Revolving Loan be less than Five Million and 00/100 Dollars ($5,000,000.00) depending upon the calculation of the Borrowing Base as of the expiration of the Equity Financing Period). Borrower’s failure to comply with the foregoing requirements of this Section 6 (without the benefit of any cure or grace period or the requirement of any prior notice from Lender) shall constitute an Event of Default under the Loan Agreement. In addition to the foregoing, Borrower may, but is not required to do so, without penalty or premium, make one or more principal payments under the Revolving Loan prior to the expiration of the Equity Financing Period.

7.                  Release of Lender Parties. As a material inducement to Lender to agree to the Modification and enter into this Agreement, Borrower hereby unconditionally releases and irrevocably discharges Lender and all assignees, directors, officers, shareholders, employees, attorneys and agents of Lender and all lenders and participants in the Loan (collectively, the “Released Parties”) of and from any and all claims, actions, causes of action, demands and suits which Borrower may now have against the Released Parties as of the Effective Date, whether or not known to Borrower, arising or existing at any time from the beginning of time up to and including the Effective Date hereof.

8.                  No Defenses, Counterclaims or Rights of Offset. As a material inducement to Lender to agree to the Modification and enter into this Agreement, Borrower hereby acknowledges, admits, and agrees that, as of the date of the Effective Date hereof, there exist no rights of set-off, defense, counterclaims, claims, or objections in favor of Borrower against Lender or any of the Released Parties with respect to any of the Loan Documents, or alternatively, that any and all such rights of offset, defenses, counterclaim, claim, or objection which are hereby expressly and irrevocably waived and released.

9.                  No Other Changes or Modifications. Nothing contained in this Agreement shall (a) be deemed to cancel, extinguish, release, discharge or constitute payment or satisfaction of the Revolving Note or to affect the obligations represented by the Loan Agreement and the Revolving Note, or (b) be deemed to impair in any manner the validity, enforceability or priority of any lien, security interest or encumbrance in favor of Lender arising under any of the Loan Documents.

10.              Confirmation and Reaffirmation. All of the terms, covenants, conditions, waivers and consents contained in the Loan Documents, as the same may have been hereby amended, are and shall remain in full force and effect. The Loan Agreement and the Revolving Note as amended herein, the indebtedness evidenced and secured thereby, and the security provided thereby are hereby ratified and confirmed by Borrower, and each and every grant, provision, covenant, condition, obligation, right and power contained therein or existing with respect thereto shall continue in full force and effect. Borrower hereby acknowledges and agrees that all of the Loan Documents, as amended, including, without limitation, the Loan Agreement and the Revolving Note, as amended herein, are enforceable against Borrower in accordance with their terms.

11.              Further Assurances. Upon request of Lender, Borrower shall make, execute, and deliver (or shall cause to be made, executed, and delivered) to Lender or Lender’s designee any and all such other documents and instruments that Lender may consider reasonably necessary to correct any errors in or omissions from this Agreement, or to effectuate or continue Borrower’s obligations thereunder or any of the liens, security interests, grants, rights, or other interests of or in favor of Lender thereunder. Borrower shall take all such actions that Lender may reasonably request from time to time in order to accomplish and satisfy the provisions of this Agreement.

12.	Miscellaneous.

(a)                The caption and section headings in this Agreement are for convenience only and are not intended to define, alter, limit or enlarge in any way the scope of the meaning of this Agreement or any term or provisions set forth in this Agreement.

(b)               This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which shall collectively constitute a single agreement, fully binding and enforceable against the parties hereto.

(c)                This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement and obligations of such parties hereunder are and at all times shall be deemed to be for the exclusive benefit of such parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, and nothing set forth herein shall be deemed to be for the benefit of any other person.

(d)               This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

[Remainder of Page Intentionally Left Blank.]

       IN WITNESS WHEREOF, this First Omnibus Loan Modification Agreement has been duly executed and delivered UNDER SEAL as of the Effective Date.

WITNESSED BY: ________________________________________________________________ Print Witness Name:	BORROWER: BYRNA TECHNOLOGIES, INC., a Delaware corporation By: ________________________________________________________ Name: Bryan Ganz Title: President
WITNESSED BY: ________________________________________________________________ Print Witness Name:	LENDER: NEEDHAM BANK, a Massachusetts chartered trust company By: ______________________________________________________ Name: James Daley Title: Senior Vice President

[Signature page to First Omnibus Loan Modification Agreement]